EXHIBIT 4.2
AMENDMENT NO. 1 TO TERM LOAN CREDIT AGREEMENT
This AMENDMENT NO. 1 TO TERM LOAN CREDIT AGREEMENT, dated as of July 19, 2018 (this “Amendment”), is entered into by and among THE SHERWIN-WILLIAMS COMPANY (the “Company”), the Lenders (as defined below) signatory hereto and CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
The Company is party to that certain Term Loan Credit Agreement, dated as of April 13, 2016 (as amended, supplemented or otherwise modified and in effect immediately prior to the effectiveness of this Amendment, the “Credit Agreement”), by and among the Company, as borrower, the other Loan Parties from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent.
Pursuant to Section 9.02(b) of the Credit Agreement, the Company has requested that the Administrative Agent and the Lenders amend certain provisions of the Credit Agreement as set forth herein.
In consideration of the mutual execution hereof and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.    Defined Terms. Capitalized terms which are defined in the Credit Agreement and not otherwise defined herein have the meanings given in the Credit Agreement.
2.    Amendment.
Effective on the Amendment Effective Date (as defined below), the Credit Agreement shall be amended as follows:
(a)    Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order:
“Amendment No. 1 Effective Date” means the effective date of that certain Amendment No. 1 to Term Loan Credit Agreement, dated as of July 19, 2018, among the Company, the Lenders signatory thereto and the Administrative Agent, which date is July 19, 2018.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Plan Assets” means “plan assets” within the meaning of U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

(b)    Section 1.01 of the Credit Agreement is hereby amended by replacing clause (iv) of the definition of “Consolidated EBITDA” with the following:
“(iv) any non-recurring non-cash expenses or losses of the Company and the Subsidiaries for such period which do not represent a cash item in such period or any future period”
(c)    The definition of “Leverage Ratio” in Section 1.01 of the Credit Agreement is hereby amended by replacing the phrase “Total Indebtedness” with “Total Funded Indebtedness”.
(d)     The definition of “Material Adverse Effect” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
““Material Adverse Effect” means an event or circumstance that constitutes a material adverse effect on (a) the business, operations or financial condition of the Company and the Subsidiaries taken as a whole, (b) the ability of the Company, individually, or the Loan Parties, taken as a whole, to perform any of its, or their, as applicable, material obligations under this Agreement or (c) the legality, validity, binding effect or enforceability against the Loan Parties of this Agreement and the other Loan Documents; provided, however that any event or circumstance related to any public nuisance claim in the state of California so long as the aggregate amounts in respect of any judgment, settlement or other payment pursuant to an agreement related thereto do not exceed $1,150,000,000 shall not constitute a “Material Adverse Effect” hereunder.”
(e)    The definition of “Material Indebtedness” in Section 1.01 of the Credit Agreement is hereby amended by replacing the reference to “$75,000,000” with “$100,000,000”.
(f)    Section 1.01 of the Credit Agreement is hereby amended by replacing the definition of “Total Indebtedness” with the following definition of “Total Funded Indebtedness”:
““Total Funded Indebtedness” means all Indebtedness of the Company and the Subsidiaries of the type described in clauses (a), (b), (g), (h) (to the extent drawn and not reimbursed) and, without duplication, (f) (with respect to any Indebtedness described in clauses (a), (b), (g) or (h) (to the extent drawn and not reimbursed) of the definition of “Indebtedness”) of the definition of “Indebtedness”, in each case determined on a consolidated basis in accordance with GAAP consistently applied; it being understood that (i) if the Company or any Subsidiary delivers or causes to be delivered an irrevocable repayment or redemption notice that results in Indebtedness in the form of debt securities being due and payable in full not later than 30 days after such repayment or redemption notice has been delivered and deposits cash with or for the benefit of the trustee or holders of such Indebtedness to fund such repayment or redemption, then such Indebtedness shall be considered repaid or redeemed; provided that if any applicable deposit is returned and the corresponding Indebtedness is not repaid or redeemed, but remains outstanding, such Indebtedness shall no longer be considered repaid or redeemed and (ii) if the Company or any Subsidiary commences a tender offer to repurchase Indebtedness (the “Repurchased Indebtedness”) and will be obligated to repurchase such Indebtedness for payment in full, together with accrued and unpaid interest thereon, after the satisfaction or waiver of any conditions of such tender offer, and in connection therewith issues Indebtedness in the form of debt securities (the “New Indebtedness”) the proceeds of which are to be used to repurchase the Repurchased Indebtedness within 30 days of issuance of such New Indebtedness (the “Period”), then to the extent, and solely so long as, the Company or any Subsidiary either holds the proceeds of such New Indebtedness in escrow pursuant to customary arrangements, or otherwise sets aside the proceeds of such New Indebtedness in Dollars to fund such repurchase of Repurchased Indebtedness, then the amount of such New Indebtedness shall be deemed for the purpose of this definition to be reduced by the amount of the proceeds thereof that are so held in escrow or set aside (solely to the extent and for so long as so held or set aside, and not for the avoidance of doubt to the extent applied to repurchase the Repurchased Indebtedness or applied for any other purpose other than the repayment of the New Indebtedness); provided, further that upon the end of the Period, the deemed reduction of the New Indebtedness described above shall no longer apply.”

(g)    Section 1.04 of the Credit Agreement is hereby amended by inserting “(a)” prior to the beginning of the first sentence of Section 1.04 and inserting the following new clause (b) immediately after the last sentence of such Section 1.04:
“(b) Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations”, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the Amendment No. 1 Effective Date) that would constitute capital leases in conformity with GAAP on the date hereof shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.”

(h)    Section 6.01(q) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(q) in addition to the Liens permitted pursuant to any of the foregoing subsections, other Liens securing obligations in an amount not greater than 20% of Consolidated Net Tangible Assets at any time.”

(i)    Section 6.03 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Section 6.03 Leverage Ratio. After the Amendment No. 1 Effective Date, the Company will not permit the Leverage Ratio as of the last day of any fiscal quarter or fiscal year of the Company to exceed 4.75 to 1.00, which level shall step down to (i) 4.25 to 1.00 commencing on the fiscal quarter of the Company ending March 31, 2019, (ii) 3.75 to 1.00 commencing on the fiscal quarter of the Company ending September 30, 2019 and (iii) 3.50 to 1.00 commencing on the fiscal quarter of the Company ending March 31, 2020 and thereafter.”

(j)    Clause (k) of Article VII of the Credit Agreement is hereby amended by (i) replacing each reference to “$75,000,000” with a reference to “$100,000,000” and (ii) inserting the phrase “in each case other than a judgment resulting from any public nuisance claim litigation in the state of California so long as the aggregate of any such judgments does not exceed $1,150,000,000” at the end thereof.

(k)    Article VIII of the Credit Agreement is hereby amended by (i) inserting the phrase “Section 8.01 The Administrative Agent” prior to the beginning of the first sentence of Section 8.01 and (ii) inserting the following new Section 8.02 immediately after the end of Section 8.01:

“Section 8.02     Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using Plan Assets of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that:

(i)none of the Administrative Agent, the Joint Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies,

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)    no fee or other compensation is being paid directly to the Administrative Agent, the Joint Lead Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) The Administrative Agent, the Joint Lead Arrangers and each of their respective Affiliates hereby inform the

Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.”

3.    Effectiveness. This Amendment will become effective upon the date on which the following conditions precedent are first satisfied (the “Amendment Effective Date”):
(a)    The Administrative Agent shall have received from the Company and from the Required Lenders an executed counterpart of this Amendment (or photocopies thereof sent by fax, .pdf or other electronic means, each of which shall be enforceable with the same effect as a signed original).
(b)    The Administrative Agent shall have received a certificate, dated the Amendment Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming (i) the representations and warranties of the Company set forth in this Amendment and in the Credit Agreement (including, without limitation, the representations set forth in Sections 3.04(b) and 3.06 of the Credit Agreement) shall be true and correct in all material respects (other than any such representation or warranty which is qualified by materiality or material adverse effect, in which case, such representation or warranty shall be true and correct in all respects) on and as of the Amendment Effective Date (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects as of such earlier date (other than any such representation or warranty which is qualified by materiality or material adverse effect, in which case, such representation or warranty shall be true and correct in all respects as of such earlier date)) and (ii) no Default shall have occurred and be continuing as of the Amendment Effective Date.
(c)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Amendment Effective Date, including, to the extent invoiced one (1) Business Day prior to the Amendment Effective Date, reimbursement or payment of all out-of‑pocket expenses required to be reimbursed or paid by the Company under the Credit Agreement.
(d)    The Administrative Agent shall have received all documentation and other information reasonably requested by the Administrative Agent at least three (3) Business Days prior to the Amendment Effective Date under applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the USA PATRIOT Act, in each case to the extent requested in writing at least ten (10) Business Days prior to the Amendment Effective Date.
4.    Representations and Warranties. The Company represents and warrants, as of the date hereof, that, after giving effect to the provisions of this Amendment:
(a)    (i) The execution, delivery and performance of this Amendment by the Company are within its corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action, (ii) this Amendment has been duly executed and delivered by the Company and (ii) this Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other applicable Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law;
(b)    Each of the representations and warranties made by the Company in Article III of the Credit Agreement is true in all material respects on and as of the date hereof as if made on and as of the date hereof, except (i) to the extent that such representations and warranties refer to an earlier date, in which case they were true in all material respects as of such earlier date or (ii) to the extent that such representations and warranties are qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true in all respects; and
(c)    No Default or Event of Default has occurred and is continuing.
5.    Continuing Effect of the Credit Agreement. This Amendment is limited solely to the matters expressly set forth herein. Subject to the express terms of this Amendment, the Credit Agreement and the other Loan Documents remain in full force and effect, and the Company and the Lenders acknowledge and agree that all of their obligations hereunder and under the Credit Agreement and the other Loan Documents shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment except to the extent specified herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement and in any exhibits attached thereto to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement after giving effect hereto.
6.    Miscellaneous.

(a)    The Company hereby ratifies the Credit Agreement and each other Loan Document and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement and the other Loan Documents applicable to it and (b) that it is responsible for the observance and full performance of its obligations.
(b)    This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
(c)    This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of a counterpart by electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
(d)    This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.
(e)    The provisions of Sections 9.03 (Expenses; Indemnity; Damage Waiver) (except clause (c) thereof); 9.05 (Survival); 9.06 (Counterparts; Integration; Effectiveness); 9.09 (Governing Law; Jurisdiction; Consent to Service of Process); 9.10 (WAIVER OF JURY TRIAL); 9.12 (Confidentiality) and 9.18 (Electronic Execution of Assignments and Certain Other Documents) of the Credit Agreement shall apply with like effect to this Amendment.

7.     No Actions, Claims, Etc. As of the date hereof, the Company hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement or any other Loan Document on or prior to the date hereof.

8.     No Waivers. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender, the Administrative Agent or any other party under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

9.     Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.     Entirety. This Amendment, together with the other Loan Documents, embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

11.     Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE SHERWIN-WILLIAMS COMPANY, an Ohio corporation

By: /s/ Jeffrey J. Miklich Name: Jeffrey J. Miklich Title: Vice President and Treasurer

CITIBANK, N.A., as Administrative Agent

By: /s/ Michael Vondriska Name: Michael Vondriska Title: Vice President

CITIBANK, N.A. as a Lender

By: /s/ Michael Vondriska Name: Michael Vondriska Title: Vice President

Wells Fargo Bank, N.A. as a Lender

By: /s/ Daniel R. Van Aken Name: Daniel R. Van Aken Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Scott Nolan Name: Scott Nolan Title: Vice President

SUNTRUST BANK as a Lender

By: /s/ Lisa Garling Name: Lisa Garling Title: Director

U.S. Bank National Association as a Lender

By: /s/ Mark D. Rodgers Name: Mark D. Rodgers Title: Vice President

BRANCH BANKING AND TRUST COMPANY as a Lender

By: /s/ Sharona Yen Name: Sharona Yen Title: Banking Officer

KeyBank National Association, as a Lender

By: /s/ Marianne T. Meil Name: Marianne T. Meil Title: Sr. Vice President

ROYAL BANK OF CANADA, as a Lender

By: /s/ Sinan Tarlan Name: Sinan Tarlan Title: Authorized Signatory

Morgan Stanley Bank North America as a Lender

By: /s/ Jake Dowden Name: Jake Dowden Title: Authorized Signatory

HSBC Bank USA, N.A. as a Lender

By: /s/ David A. Mandell Name: David A. Mandell Title: Managing Director

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, as a Lender

By: /s/ Thomas E. Ferguson Name: Thomas E. Ferguson Title: Director

Lloyds Bank plc as a Lender

By: /s/ Tina Wong Name: Tina Wong Title: Assistant Manager, Transaction Execution
By: /s/ Jennifer Larrow Name: Jennifer Larrow Title: Assistant Manager, Transaction Execution

City National Bank, as a Lender

By: /s/ Diane Morgan Name: Diane Morgan Title: Vice President

TriState Capital Bank as a Lender

By: /s/ Ellen Frank Name: Ellen Frank Title: Senior Vice President

Northwest Bank as a Lender

By: /s/ C. Forrest Tefft Name: C. Forrest Tefft Title: Senior Vice President